EXHIBIT 99.1

Mid-Con Energy Partners, LP Announces Second Quarter 2013 Results

DALLAS, August 6, 2013 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announced today its financial and operating results for the second quarter ended June 30, 2013.

Mid-Con Energy highlighted the following achievements for the second quarter of 2013:

•

Increased production approximately 48% to 2,593 barrels of oil equivalent (Boe) per day on average in the second quarter of 2013, compared to 1,747 Boe per day on average in the second quarter of 2012. This also represented an approximate 3% increase compared to 2,511 Boe per day on average in the first quarter of 2013.

•

Increased Adjusted EBITDA approximately 50% to $16.1 million in the second quarter of 2013, up $5.4 million from $10.7 million in the second quarter of 2012. This also represented an approximate 10% increase compared to $14.6 million in the first quarter of 2013.

•

On July 25, 2013, the Board of Directors of Mid-Con Energy’s general partner declared a $0.01 per unit increase in the quarterly cash distribution rate to $0.515 per unit, or $2.06 per unit on an annualized basis.

The following table reflects selected operating and financial results for the second quarter of 2013, compared to the second quarter of 2012 and first quarter of 2013. Mid-Con Energy’s condensed consolidated financial statements can be found in the supplemental tables of this press release.

	Three Months Ended
	June 30,		March 31,
	2013	2012	2013
	($ in thousands)
Production:
Oil (MBbl)	230	154	220
Natural gas (MMcf)	36	28	37

Total (MBoe) (1)	236	159	226

Average net daily production (Boe/d) (1)	2,593	1,747	2,511
Revenues, excluding realized commodity derivatives	$21,110	$13,844	$20,176
Revenues, including realized commodity derivatives	$21,819	$14,747	$20,849
Net income	$10,538	$22,428	$4,059
Adjusted EBITDA (2)	$16,054	$10,726	$14,591
Distributable Cash Flow (2)	$12,776	$9,327	$12,013

(1)	Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.
(2)	Non-GAAP financial measures. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

Craig George, Executive Chairman of the Board, commented, “We are pleased to report positive second quarter 2013 results which include increases in both production and Adjusted EBITDA. Further, our recently announced distribution increase to $0.515 per unit represents our fourth consecutive quarterly increase in distribution rate, now approximately 8% above our initial quarterly distribution rate of $0.475 per unit. We believe these results reflect our ongoing commitment to our founding purposes: to grow reserves and production, generate stable cash flows, make cash distributions, and, over time, to increase those distributions.”

Second Quarter 2013 Results

Production volumes for the second quarter of 2013 were 236 thousand barrels of oil equivalent (MBoe) or approximately 2,593 Boe per day on average. In comparison, Mid-Con Energy’s production volumes for the second quarter of 2012 were 159 MBoe, or approximately 1,747 Boe per day on average. Production gains, compared to the prior year, contained both organic and acquisition growth components. While production response varies at the property level, Mid-Con Energy’s waterflood portfolio as a whole continues to benefit from increased injection and active infill drilling programs in the Southern Oklahoma core area.

Oil sales, excluding the effect of commodity derivatives, were approximately $20.9 million in the second quarter of 2013 and resulted in an average realized oil price of $90.98 per barrel (Bbl). Oil sales in the second quarter of 2012 were approximately $13.7 million, or $88.71 per Bbl. Approximately 80% of Mid-Con Energy’s oil production during the second quarter of 2013 was hedged at an average price of $98.02 per Bbl. Given the favorable variance between the average hedge price and NYMEX WTI, the Partnership received $0.7 million for realized commodity derivatives during the second quarter of 2013, or $3.08 per Bbl. In comparison, Mid-Con Energy received $0.9 million for realized commodity derivatives during the second quarter of 2012, or $5.86 per Bbl.

Lease operating expenses were $3.7 million, or $15.87 per Boe, in the second quarter of 2013, compared to $2.8 million, or $17.47 per Boe, in the second quarter of 2012. Mid-Con Energy’s total well count and aggregate lease operating expenses were higher during the second quarter of 2013 largely due to increased drilling activity and incremental operating costs from interests acquired since the second quarter of 2012. However, increased production received from these wells outpaced the added expenses, resulting in a lower lease operating expense per Boe.

Production taxes in the second quarter of 2013 were $0.9 million, or $3.70 per Boe, for an effective tax rate of approximately 4.1%. Production taxes in the second quarter of 2012 were $42 thousand, or $0.26 per Boe, for an effective tax rate of approximately 0.3%. Mid-Con Energy received a $0.5 million production tax credit during the second quarter of 2012 related to the state’s Enhanced Recovery Project Gross Production Tax Exemption.

Total general and administrative expenses during the second quarter of 2013 were $1.3 million and included $0.1 million in non-cash equity-based compensation expense related to the Partnership’s long-term incentive program. Total general and administrative expenses during the second quarter of 2012 were $1.2 million and included $38 thousand in non-cash equity based compensation expense.

Adjusted EBITDA for the second quarter of 2013 was $16.1 million, approximately 50% above Adjusted EBITDA for the second quarter of 2012 of $10.7 million. Distributable Cash Flow for the second quarter of 2013 was $12.8 million after subtracting $0.8 million in cash interest expense and $2.5 million in estimated maintenance capital expenditures.

Mid-Con Energy reported net income of $10.5 million, or $0.54 per limited partner unit, for the second quarter of 2013. This included $1.0 million of unrealized gains from commodity derivatives and $1.6 million non-cash impairment charge related to a reduction in carrying value of certain miscellaneous properties. Net income during the second quarter of 2012 was $22.4 million, or $1.24 per limited partner unit, and included $14.5 million of unrealized gains from commodity derivatives.

Increased Cash Distribution

As announced on July 25, 2013, the Board of Directors of Mid-Con Energy’s general partner declared its fourth consecutive increase in the quarterly cash distribution rate to $0.515 per unit for the quarter ended June 30, 2013, or $2.06 per unit on an annualized basis. This represented an approximate 8% increase over the second quarter 2012 cash distribution rate of $0.475 per unit and an approximate 2% sequential increase over the first quarter 2013 cash distribution rate of $0.505 per unit. The cash distribution will be paid August 14, 2013 to unitholders of record at the close of business on August 7, 2013.

Hedging Update

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows and to reduce its exposure to fluctuations in the price of oil. The Partnership’s hedging program objective is to protect its ability to make current distributions, and to be better positioned to increase its quarterly distribution over time, while retaining some ability to participate in upward movements in oil prices. Mid-Con Energy uses a phased approach, looking approximately 36 months forward while targeting a higher hedged percentage in the near 12 months of the period.

Supplementing its primary hedging strategy described above, Mid-Con Energy also intends to enter into additional commodity derivative contracts in connection with material increases in its estimated production and at times when management believes market conditions or other circumstances suggest that it is prudent to do so, as opposed to entering into commodity derivative contacts at predetermined times or on prescribed terms.

As of August 6, 2013, the following table reflects volumes of Mid-Con Energy’s production covered by commodity derivative contracts, and the average prices at which the production will be hedged:

	Jul-Dec 2013	2014	2015
Oil Derivative Contracts:
A. Swap Contracts:
Volume (Bbl/d)	1,832	1,973	164
Weighted Average Floor Price per Bbl	$98.30	$93.56	$90.05
B. Put/Call Option Contracts (Collars):
Volume (Bbl/d)	293	—	—
Weighted Average Floor/Ceiling Price per Bbl	$97.67 - $108.08	—	—

Total Oil Derivative Contracts (A+B):
Volume (Bbl/d)	2,125	1,973	164
Weighted Average Floor Price per Bbl	$98.21	$93.56	$90.05

% of Estimated Oil Production Hedged—Total Proved (1)	78.5%	70.3%	5.4%

(1)	Based on total proved oil reserves reflected in December 31, 2012 reserve report audited by Cawley, Gillespie & Associates, Inc.

Liquidity Update

As of June 30, 2013, the Partnership’s total liquidity of $19.8 million included $0.8 million in cash and cash equivalents and $19.0 million of available borrowings under the revolving credit facility.

In April 2013, Mid-Con Energy’s bank group unanimously reaffirmed the Partnership’s $130.0 million borrowing base as part of its regularly scheduled semi-annual redetermination. There were no changes to the interest rate, repayment terms or number of banks in the revolving credit facility. The next scheduled redetermination of the borrowing base will occur on or about October 30, 2013.

Quarterly Report on Form 10-Q

Certain financial results included in this press release and related footnotes will be available in Mid-Con Energy’s June 30, 2013 Quarterly Report on Form 10-Q, which will be filed on or around August 7, 2013.

Earnings Conference Call

As announced on July 25, 2013, Mid-Con Energy’s management will host a conference call on Wednesday, August 7, 2013 at 10:30 a.m. ET (9:30 a.m. CT) to discuss operating and financial results. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 21675731) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A telephonic replay of the conference call will be available through August 14, 2013 by dialing 1-855-859-2056 (Conference ID: 21675731). Additionally, a webcast archive will be available at www.midconenergypartners.com.

About Mid-Con Energy Partners, LP

Mid-Con Energy is a Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma and parts of Oklahoma and Colorado within the Hugoton Basin.

Forward-Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or “will” or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the SEC available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings.

These forward–looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	ability to replace the reserves we produce through acquisitions and the development of our properties;

•	oil and natural gas reserves;

•	technology;

•	realized oil and natural gas prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	future operating results;

•	cash flow and liquidity;

•	availability of production equipment;

•	availability of oil field labor;

•	capital expenditures;

•	availability and terms of capital;

•	marketing of oil and natural gas;

•	general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation;

•	developments in oil producing and natural gas producing countries; and

•	plans, objectives, expectations and intentions.

Mid-Con Energy Partners, LP and subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	June 30,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$811	$1,053
Accounts receivable:
Oil and gas sales	6,777	6,413
Other	200	603
Derivative financial instruments	2,685	3,679
Prepaids and other	555	25

Total current assets	11,028	11,773

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method:
Proved properties	209,029	167,036
Accumulated depletion, depreciation and amortization	(29,098)	(21,727)

Total property and equipment, net	179,931	145,309

DERIVATIVE FINANCIAL INSTRUMENTS	1,202	858
OTHER ASSETS	398	650

Total assets	$192,559	$158,590

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable:
Trade	1,330	2,168
Related parties	3,667	3,036
Accrued liabilities	558	315

Total current liabilities	5,555	5,519

DERIVATIVE FINANCIAL INSTRUMENTS	183	—
LONG-TERM DEBT	111,000	78,000
ASSET RETIREMENT OBLIGATIONS	3,863	2,890
EQUITY:
Partnership equity
General partner interest	1,811	1,814
Limited partners – 19,226,350 and 18,990,849 units outstanding as of June 30, 2013 and December 31, 2012, respectively	70,147	70,367

Total equity	71,958	72,181

Total liabilities and equity	$192,559	$158,590

Mid-Con Energy Partners, LP and subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per unit data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Oil sales	$20,926	$13,662	$40,924	$28,998
Natural gas sales	184	182	362	353
Realized gain on derivatives, net	709	903	1,382	769
Unrealized gain (loss) on derivatives, net	960	14,514	(833)	9,741

Total revenues	22,779	29,261	41,835	39,861

Operating costs and expenses:
Lease operating expenses	3,745	2,778	7,091	4,725
Oil and gas production taxes	873	42	1,663	713
Impairment of proved oil and gas properties	1,578	—	1,578	—
Depreciation, depletion and amortization	3,908	2,397	7,371	4,709
Accretion of discount on asset retirement obligations	39	30	77	57
General and administrative	1,289	1,239	8,037	4,869

Total operating costs and expenses	11,432	6,486	25,817	15,073

Income from operations	11,347	22,775	16,018	24,788

Other income (expense):
Interest income and other	3	3	4	5
Interest expense	(812)	(350)	(1,425)	(703)

Total other expense	(809)	(347)	(1,421)	(698)

Net income	$10,538	$22,428	$14,597	$24,090

Computation of net income per limited partner unit:
General partners’ interest in net income	$194	$444	$269	$478

Limited partners’ interest in net income	$10,344	$21,984	$14,328	$23,612

Net income per limited partner unit (basic and diluted)	$0.54	$1.24	$0.75	$1.33
Weighted average limited partner units outstanding:
(basic and diluted)	19,230	17,790	19,189	17,764

Mid-Con Energy Partners, LP and subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2013	2012
Cash Flows from Operating Activities:
Net income	$14,597	$24,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,371	4,709
Debt placement fee amortization	84	54
Accretion of discount on asset retirement obligations	77	57
Impairment of proved oil and gas properties	1,578	—
Unrealized loss (gain) on derivative instruments, net	833	(9,741)
Equity-based compensation	4,768	2,690
Changes in operating assets and liabilities:
Accounts receivable	(364)	1,020
Other receivables	403	(824)
Prepaids and other	(363)	2,277
Accounts payable and accrued liabilities	599	52

Net cash provided by operating activities	29,583	24,384

Cash Flows from Investing Activities:
Additions to oil and gas properties	(14,533)	(7,566)
Acquisitions of oil properties	(28,704)	(16,426)

Net cash used in investing activities	(43,237)	(23,992)

Cash Flows from Financing Activities:
Proceeds from line of credit	66,000	16,000
Payments on line of credit	(33,000)	(3,000)
Distributions paid	(19,588)	(9,656)

Net cash provided by financing activities	13,412	3,344

Net (decrease) increase in cash and cash equivalents	(242)	3,736
Beginning cash and cash equivalents	1,053	228

Ending cash and cash equivalents	$811	$3,964

Supplemental Cash Flow Information:
Cash paid for interest	$1,339	$673

Non-Cash Investing and Financing Activities:
Accrued capital expenditures—oil and gas properties	$442	$932

Non-GAAP Financial Measures

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss)

Plus:

•	Income tax expense (benefit);

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Unrealized losses on commodity derivative contracts;

•	Impairment expenses;

•	Dry hole costs and abandonments of unproved properties;

•	Equity-based compensation; and

•	Loss on sale of assets;

Less:

•	Interest income;

•	Unrealized gains on commodity derivative contracts; and

•	Gain on sale of assets.

Distributable Cash Flow is defined as Adjusted EBITDA

Less:

•	Cash income taxes;

•	Cash interest expense; and

•	Estimated maintenance capital expenditures.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow

(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2013	June 30, 2012	March 31, 2013	June 30, 2013
Net income	$10,538	$22,428	$4,059	$14,597
Interest expense	812	350	613	1,425
Depreciation, depletion and amortization	3,908	2,397	3,463	7,371
Accretion of discount on asset retirement obligations	39	30	38	77
Unrealized (gain) loss on derivatives, net	(960)	(14,514)	1,793	833
Impairment expense	1,578	—	—	1,578
Equity-based compensation	142	38	4,626	4,768
Interest income	(3)	(3)	(1)	(4)

Adjusted EBITDA	$16,054	$10,726	$14,591	$30,645

Less:
Cash interest expense	$779	$333	$560	$1,339
Estimated maintenance capital expenditures	2,499	1,066	2,018	4,517

Distributable Cash Flow	$12,776	$9,327	$12,013	$24,789

CONTACT:

Jeff Olmstead

President and Chief Financial Officer

(972) 479-5980

jolmstead@midcon-energy.com

Matthew Lewis

Associate

(972) 479-5984

mlewis@midcon-energy.com